EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



The following presents the computation of per share earnings reflecting the assumption that convertible debentures are converted.

                                                                (IN THOUSANDS
                                                            EXCEPT PER SHARE DATA)
                                                     ----------------------------------
                                                         2000        1999        1998
                                                         ----        ----        ----
Net earnings (1)                                      $ 15,158    $ 20,822    $ 19,733
                                                     ==================================



Weighted average common shares outstanding (2)           7,014       7,343       7,357

Common share equivalents relating to stock options           1           1           1

                                                     ----------------------------------
Adjusted common and common equivalent
   shares for computation (3)                            7,015       7,344       7,358
                                                     ==================================



Net earnings per share:
     Basic (1/2)                                      $   2.16    $   2.84    $   2.68
                                                     ==================================
     Diluted (1/3)                                    $   2.16    $   2.84    $   2.68
                                                     ==================================